Exhibit 99.1

ADMA Biologics Announces Second Quarter 2024 Financial Results and Provides Business Update

2Q 2024 Total Revenue of $107.2 Million, a 78% Increase Y-o-Y

2Q 2024 GAAP Net Income of $32.1 Million, a $38.4 Million Increase Y-o-Y

2Q 2024 Adjusted EBITDA(1) of $44.5 Million, a Nearly 600% Increase Y-o-Y

Commercial Scale Production of ADMA’s Innovative Biologics Manufacturing Process Supports a Potential Yield Enhancement of Approximately 20% from Same Starting Plasma

FY 2024 and 2025 Total Revenue Guidance Increased to More Than $400 Million and $445 Million, Respectively

FY 2024 GAAP Net Income Guidance Increased to More Than $105 Million and Adjusted EBITDA Guidance Increased to More Than $150 Million

FY 2025 GAAP Net Income Guidance Increased to More than $155 Million and Adjusted EBITDA Guidance Increased to More Than $200 Million

Conference Call Scheduled for Today at 4:30 p.m. ET

RAMSEY, N.J. and BOCA RATON, FL, August 8, 2024 - ADMA Biologics, Inc. (Nasdaq: ADMA) (“ADMA” or the “Company”), an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty biologics, today announced its second quarter 2024 financial results and provided a business update.

“ADMA’s excellent second quarter results showcased the strength of our operations, innovative business and product offerings, enabling the Company to significantly increase both 2024 and 2025 financial guidance,” said Adam Grossman, President and Chief Executive Officer of ADMA. “We believe the Company is well-positioned to further strengthen its balance sheet, reduce the cost of capital and sustain ADMA’s position as one of the fastest growing and profitable companies in the biotech and pharma sector.”

Mr. Grossman continued, “ADMA’s commitment to serving immunodeficient patients, particularly those with complex comorbidities, remains the cornerstone of our mission. We see additional opportunities for ADMA to continue to grow substantially in the underserved, immune compromised and co-morbid patient population despite the availability of standard of care therapy. We are confident that incremental additional penetration with ASCENIV will accelerate near-term revenue growth and create a substantial peak revenue opportunity beyond our 2025 guided baseline. Looking to the remainder of 2024, we expect continued revenue and earnings growth, advancement of regulatory processes for manufacturing yield enhancement, favorable product mix shifts, and progress in our R&D programs.”

Second Quarter 2024 Milestones and Objectives:

•
Compounding Growth. Driven by 78% year-over-year revenue growth, ADMA grew Adjusted EBITDA and Net Income to $44.5 million and $32.1 million, respectively, during the second quarter. On a quarter-over-quarter basis, Adjusted EBITDA grew 69% and Net Income grew 80% compared to the first quarter of 2024. The Company anticipates building on this momentum throughout the remainder of 2024 and beyond.

(1) Adjusted EBITDA is a non-GAAP financial measure. For a reconciliation of Adjusted EBITDA to the most comparable GAAP measure, please see the reconciliation included in the financial tables.

•
Favorably Evolving Mix Shift.  ADMA’s higher margin product portfolio now accounts for over 50% of the Company’s total revenue. ADMA is actively implementing measures to increase ASCENIV supply. If successful, these initiatives could enable ASCENIV to contribute a significant majority of ADMA’s total revenue over time, further advancing the Company’s potential margin expansion and earnings growth.

•
Strengthened Balance Sheet.  Based on ADMA’s second quarter operating cash flow of $45.6 million and Adjusted EBITDA growth, the Company’s current net leverage ratio has organically improved to approximately 0.26x. The Company anticipates continued strengthening of the balance sheet driven by forecasted Adjusted EBITDA growth and ongoing cash generation in the second half of 2024 and beyond.

•
Updated Marketing Materials. During the second quarter, ADMA revamped its corporate website, product websites and certain marketing materials, including those for Healthcare Providers (HCP).  Additionally, the Company released a new video testimonial on the ASCENIV product website, highlighting the treatment journey of a co-morbid and refractive immunodeficient patient.

•
Expanded ADMAlytics™ Implementation. ADMA successfully expanded implementation of ADMAlytics to the commercial arm of the organization during the second quarter. When fully implemented, ADMAlytics is expected to further optimize the Company’s commercial growth strategy. Initiated in February 2024, the staggered implementation of ADMAlytics continues to yield impressive results across multiple areas of ADMA’s operations. These benefits include increased production efficiency, enhanced visibility into the 7–12-month manufacturing process, optimized commercial planning, streamlined plasma pooling, and reduced variability and FTE hours. These efficiencies are expected to further solidify ADMA’s rapid earnings growth outlook.

Upwardly Revised 2024-2025 Financial Guidance:

•	FY 2024 and 2025 total revenue is now expected to be more than $400 million and $445 million, respectively, increased from prior guidance of more than $355 million and $410 million, respectively.

•	FY 2024 and 2025 net income is now expected to exceed $105 million and $155 million, respectively, increased from prior guidance of $85 million and $135 million, respectively.

•	FY 2024 and 2025 Adjusted EBITDA is now expected to exceed $150 million and $200 million, respectively, increased from prior guidance of $110 million and $160 million, respectively.

Advancing Innovative Growth Opportunities: Below are the Company’s ongoing initiatives which, if successful, we believe represent the potential for upside to our current forecasted guidance:

•
Biologic Production Yield Enhancement: During the second quarter and recent periods, commercial-scale production of ADMA’s innovative biologics manufacturing process demonstrated a potential enhancement of yields by approximately 20% from the same starting plasma. If successful, we believe these yield improvements could significantly boost the Company’s future peak financial targets, potentially as early as the fourth quarter of 2025.

•
R&D Program - S. pneumonia Hyperimmune Globulin: Streptococcus pneumoniae is the leading cause of community-acquired pneumonia in the U.S., with about one million adults developing pneumococcal pneumonia annually, resulting in 400,000 hospitalizations and a 5-7% mortality rate. Despite vaccines, vaccine-naive and immune-compromised individuals remain at risk. A hyperimmune globulin could provide immediate antibodies, potentially generating $300-500 million annually if approved. ADMA holds various U.S. and foreign patents which cover its proprietary pneumococcal hyperimmune technology, including hyperimmune anti-pneumococcal immune globulin, preparation methods, and its use in treating S. pneumonia infections.

•	ASCENIV Label Expansion: The ongoing post-marketing pediatric clinical study for ASCENIV may provide label expansion opportunities, further strengthening ADMA’s product portfolio, if successful.

Second Quarter 2024 Financial Results:

Total revenues were $107.2 million for the quarter ended June 30, 2024, as compared to $60.1 million for the quarter ended June 30, 2023, an increase of $47.1 million, or approximately 78%. The increase is primarily related to increased sales of ASCENIV. During the second quarter, the Company recognized a non-recurring, $12.6 million increase to net revenues and a corresponding reduction of an accrual related to a change in estimate for U.S. Medicaid rebates.

Gross profits were $57.5 million for the quarter ended June 30, 2024, as compared to $16.7 million for the quarter ended June 30, 2023, an increase of $40.8 million. As a result, ADMA achieved a corporate gross margin of 53.6% in the second quarter of 2024 as compared to 27.8% in the second quarter of 2023.

Adjusted EBITDA was $44.5 million for the quarter ended June 30, 2024, as compared to Adjusted EBITDA of $6.4 million for the quarter ended June 30, 2023, an increase of $38.1 million, or approximately 592%.

GAAP Net income was $32.1 million for the quarter ended June 30, 2024, compared to a GAAP Net Loss of $6.4 million for the quarter ended June 30, 2023.

As of June 30, 2024, ADMA had working capital of approximately $259.5 million, primarily consisting of $179.8 million of inventory, $88.2 million of cash and cash equivalents and $30.1 million of net accounts receivable, partially offset by current liabilities of $44.2 million.

Conference Call Information

To access the conference call seamlessly, participants are required to register for the call here to receive the dial-in numbers and unique PIN. It is recommended that you join approximately 10 minutes prior to the event start (although you may dial in at any time during the call). Attendees who are not speaking during the call are encouraged to listen in to the live webcast here. An archived replay of the event will be available located under “Events & Webcasts” in the investor section of the Company’s website at https://ir.admabiologics.com/events-webcasts.

About ASCENIV™

ASCENIV (immune globulin intravenous, human – slra 10% liquid) is a plasma-derived, polyclonal, intravenous immune globulin (IVIG). ASCENIV was approved by the United States Food and Drug Administration (FDA) in April 2019 and is indicated for the treatment of primary humoral immunodeficiency (PI), also known as primary immune deficiency disease (PIDD), in adults and adolescents (12 to 17 years of age). ASCENIV is manufactured using ADMA’s unique, patented plasma donor screening methodology and tailored plasma pooling design, which blends normal source plasma and respiratory syncytial virus (RSV) plasma obtained from donors tested using the Company’s proprietary microneutralization assay. ASCENIV contains naturally occurring polyclonal antibodies, which are proteins that are used by the body’s immune system to neutralize microbes such as bacteria and viruses that safeguard against infection and disease. ASCENIV is protected by numerous issued patents in the United States and internationally and a wide range of patent applications worldwide. Certain data and other information about ASCENIV can be found by visiting www.asceniv.com. Information about ADMA and its products can be found on the Company’s website at www.admabiologics.com.

Additional Important Safety Information About ASCENIV™

WARNING: THROMBOSIS, RENAL DYSFUNCTION AND ACUTE RENAL FAILURE

Thrombosis may occur with immune globulin intravenous (IGIV) products, including ASCENIV. Risk factors may include: advanced age, prolonged immobilization, hypercoagulable conditions, history of venous or arterial thrombosis, use of estrogens, indwelling vascular catheters, hyperviscosity, and cardiovascular risk factors.

Renal dysfunction, acute renal failure, osmotic nephrosis, and death may occur with the administration of IGIV products in predisposed patients.

Renal dysfunction and acute renal failure occur more commonly in patients receiving IGIV products containing sucrose. ASCENIV does not contain sucrose.

For patients at risk of thrombosis, renal dysfunction or renal failure, administer ASCENIV at the minimum dose and infusion rate practicable. Ensure adequate hydration in patients before administration. Monitor for signs and symptoms of thrombosis and assess blood viscosity in patients at risk for hyperviscosity.

ASCENIV™ Contraindications:

History of anaphylactic or severe systemic reactions to human immunoglobulin.

IgA deficient patients with antibodies to IgA and a history of hypersensitivity.

ASCENIV™ Warnings and Precautions:

IgA-deficient patients with antibodies against IgA are at greater risk of developing severe hypersensitivity and anaphylactic reactions. Have medications such as epinephrine available to treat any acute severe hypersensitivity reactions. [4, 5.1]

Thrombotic events have occurred in patients receiving IGIV treatments. Monitor patients with known risk factors for thrombotic events; consider baseline assessment of blood viscosity for patients at risk of hyperviscosity. [5.2, 5.4]

In patients at risk of developing acute renal failure. monitor renal function, including blood urea nitrogen (BUN), serum creatinine, and urine output. [5.3, 5.9]

Hyperproteinemia, increased serum viscosity, and hyponatremia or pseudohyponatremia can occur in patients receiving IGIV treatment.

Aseptic meningitis syndrome (AMS) has been reported with IGIV treatments, especially with high doses or rapid infusion. [5.5]

Hemolytic anemia can develop subsequent to IGIV treatment. Monitor patients for hemolysis and hemolytic anemia. [5.6]

Monitor patients for pulmonary adverse reactions (Transfusion-related acute lung injury [TRALI]). If transfusion related acute lung injury is suspected, test the product and patient for antineutrophil antibodies. [5.7]

Because this product is made from human blood, it may carry a risk of transmitting infectious agents, e.g., viruses, and theoretically, the Creutzfeldt-Jakob disease (CJD) agent.

ASCENIV™ Adverse Reactions:

The most common adverse reactions to ASCENIV (≥5% of study subjects) were headache, sinusitis, diarrhea, gastroenteritis viral, nasopharyngitis, upper respiratory tract infection, bronchitis, and nausea

To report SUSPECTED ADVERSE REACTIONS, contact ADMA Biologics at (800) 458-4244 or the FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

About ADMA Biologics, Inc. (ADMA)

ADMA Biologics is an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty biologics for the treatment of immunodeficient patients at risk for infection and others at risk for certain infectious diseases. ADMA currently manufactures and markets three United States Food and Drug Administration (FDA)-approved plasma-derived biologics for the treatment of immune deficiencies and the prevention of certain infectious diseases: BIVIGAM® (immune globulin intravenous, human) for the treatment of primary humoral immunodeficiency (PI); ASCENIV™ (immune globulin intravenous, human – slra 10% liquid) for the treatment of PI; and NABI-HB® (hepatitis B immune globulin, human) to provide enhanced immunity against the hepatitis B virus. ADMA manufactures its immune globulin products at its FDA-licensed plasma fractionation and purification facility located in Boca Raton, Florida. Through its ADMA BioCenters subsidiary, ADMA also operates as an FDA-approved source plasma collector in the U.S., which provides its blood plasma for the manufacture of its products. ADMA’s mission is to manufacture, market and develop specialty biologics and human immune globulins targeted to niche patient populations for the treatment and prevention of certain infectious diseases and management of immune compromised patient populations who suffer from an underlying immune deficiency, or who may be immune compromised for other medical reasons. ADMA holds numerous U.S. and foreign patents related to and encompassing various aspects of its products and product candidates. For more information, please visit www.admabiologics.com.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures that are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company believes Adjusted EBITDA is useful to investors in evaluating the Company’s financial performance. The Company uses Adjusted EBITDA as a key performance measure because we believe that it facilitates operating performance comparisons from period to period that exclude potential differences driven by the impact of variations of non-cash items such as depreciation and amortization, as well as stock-based compensation or certain non-recurring items. The Company believes that investors should have access to the same set of tools used by our management and board of directors to assess our operating performance. Adjusted EBITDA should not be considered as a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA are significant components in understanding and assessing the Company’s financial performance. Accordingly, this key business metric has limitations as an analytical tool. It should not be considered as an alternative to net income/loss or any other performance measures derived in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. Please refer to the tables below for the reconciliation of GAAP measures to non-GAAP measures for applicable periods.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, about ADMA Biologics, Inc. (“we,” “our” or the “Company”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain such words as “confident,” “estimate,” “project,” “intend,” “forecast,” “target,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will,” “is likely,” “will likely,” “should,” “could,” “would,” “may,” or, in each case, their negative, or words or expressions of similar meaning. These forward-looking statements include, but are not limited to, statements about the Company’s financial health, standing and future results of operations, including, but not limited to, revenue, net income and Adjusted EBITDA guidance in future periods, and certain assumptions in connection therewith; the market for ASCENIV, its potential impact on revenues and margin expansion; the utility of ADMAlytics and its impact on the Company’s earnings growth outlook; and additional growth opportunities, including but not limited to, targeting certain patient populations, the Company’s yield enhancement initiative and production processes and the timing related thereto, and the Company’s R&D program, including the newly announced hIG pipeline program targeting S. pneumonia (including the revenue potential) and ASCENIV label expansion. Actual events or results may differ materially from those described in this press release due to a number of important factors. Current and prospective security holders are cautioned that there also can be no assurance that the forward-looking statements included in this press release will prove to be accurate. Except to the extent required by applicable laws or rules, ADMA does not undertake any obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements. Forward-looking statements are subject to many risks, uncertainties and other factors that could cause our actual results, and the timing of certain events, to differ materially from any future results expressed or implied by the forward-looking statements, including, but not limited to, the risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission, including our most recent reports on Form 10-K, 10-Q and 8-K, and any amendments thereto.

INVESTOR RELATIONS CONTACT:
Michelle Pappanastos
Senior Managing Director, Argot Partners | 212-600-1902 | michelle@argotpartners.com

ADMA BIOLOGICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2024	December 31, 2023
	(Unaudited)
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$88,244	$51,352
Accounts receivable, net	30,113	27,421
Inventories	179,810	172,906
Prepaid expenses and other current assets	5,524	5,334
Total current assets	303,691	257,013
Property and equipment, net	54,326	53,835
Intangible assets, net	479	499
Goodwill	3,530	3,530
Right-to-use assets	9,152	9,635
Deposits and other assets	5,221	4,670
TOTAL ASSETS	$376,399	$329,182

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,179	$15,660
Accrued expenses and other current liabilities	27,726	32,919
Current portion of deferred revenue	1,130	182
Current portion of lease obligations	1,142	1,045
Total current liabilities	44,177	49,806
Senior notes payable, net of discount	131,074	130,594
Deferred revenue, net of current portion	1,619	1,690
End of term fee	1,688	1,688
Lease obligations, net of current portion	9,182	9,779
Other non-current liabilities	390	419
TOTAL LIABILITIES	188,130	193,976

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred Stock, $0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common Stock - voting, $0.0001 par value, 300,000,000 shares authorized, 233,026,736 and 226,063,032 shares issued and outstanding at June 30, 2024 and December 31, 2023	23	23
Additional paid-in capital	644,634	641,439
Accumulated deficit	(456,388)	(506,256)
TOTAL STOCKHOLDERS’ EQUITY	188,269	135,206
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$376,399	$329,182

ADMA BIOLOGICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2024	2023	2024	2023
	(In thousands, except share and per share data)
REVENUES	$107,191	$60,123	$189,066	$117,037
Cost of product revenue	49,738	43,433	92,505	83,834
Gross profit	57,453	16,690	96,561	33,203

OPERATING EXPENSES:
Research and development	560	1,403	1,010	2,258
Plasma center operating expenses	942	1,333	1,947	3,114
Amortization of intangible assets	142	179	335	358
Selling, general and administrative	16,608	14,248	32,247	28,759
Total operating expenses	18,252	17,163	35,539	34,489

INCOME (LOSS) FROM OPERATIONS	39,201	(473)	61,022	(1,286)

OTHER INCOME (EXPENSE):
Interest income	449	414	833	581
Interest expense	(3,783)	(6,299)	(7,552)	(12,415)
Other expense	(16)	(13)	(51)	(40)
Other expense, net	(3,350)	(5,898)	(6,770)	(11,874)

INCOME (LOSS) BEFORE INCOME TAXES	35,851	(6,371)	54,252	(13,160)

Provision for income taxes	3,789	-	4,384	-

NET INCOME (LOSS)	$32,062	$(6,371)	$49,868	$(13,160)

BASIC EARNINGS (LOSS) PER COMMON SHARE	$0.14	$(0.03)	$0.22	$(0.06)
DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.13	$(0.03)	$0.21	$(0.06)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	232,417,645	222,683,393	230,646,246	222,304,676
Diluted	242,167,072	222,683,393	239,645,940	222,304,676

NON-GAAP RECONCILIATION
RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED EBITDA

	Three Months ended June 30,		Six Months ended June 30,
	2024	2023	2024	2023
	(In thousands)
Net income (loss)	$32,062	$(6,371)	$49,868	$(13,160)
Depreciation	1,906	1,919	3,826	3,773
Amortization	142	179	335	358
Income taxes	3,789	-	4,384	-
Interest expense	3,783	6,299	7,552	12,415
EBITDA	41,682	2,026	65,965	3,386
Stock-based compensation	2,863	1,637	5,004	2,747
IT systems disruption		2,770	-	2,770
Adjusted EBITDA	$44,545	$6,433	$70,969	$8,903